Exhibit 4.3

FORM OF
WARRANT AGREEMENT

Warrant Agreement (this “Agreement”) made as of                 , 2010 between Eagle Rock Energy Partners, L.P., a Delaware limited partnership (the “Partnership”), with offices at 1415 Louisiana Street, The Wedge Tower, Suite 2700, Houston, Texas 77002, and American Stock Transfer & Trust Company, LLC, a New York limited liability trust company, with offices at 59 Maiden Lane, New York, New York 10038 (“Warrant Agent”).

WHEREAS, the Partnership has issued rights to holders of its common units and general partner units, pursuant to which such unitholders may exercise such rights for $2.50 to receive a unit (a “Unit”) consisting in the aggregate of (i) one common unit representing limited partner interests in the Partnership (“Common Units”) and (ii) one warrant (the “Warrants”) to purchase one Common Unit, and the certificates evidencing the Warrants being hereinafter referred to as “Warrant Certificates”), in each case subject to adjustment in accordance with the terms hereof; and

WHEREAS, the issuance of the Warrants, the Common Units comprising part of the Units and the Common Units underlying the Warrants has been registered under the Securities Act of 1933 (the “Act”); and

WHEREAS, the Warrants and the Common Units comprising part of the Units shall be separately transferable immediately; and

WHEREAS, the Partnership desires the Warrant Agent to assist the Partnership as warrant agent in connection with the issuance, transfer, exchange, cancellation, replacement and exercise of the Warrants, and in this Agreement sets forth, among other things, the terms and conditions on which the Warrants may be issued, transferred, exchanged, canceled, replaced and exercised.

NOW, THEREFORE, the parties hereto agree as follows:

1.               Appointment of Warrant Agent.

1.1.                              The Partnership hereby appoints the Warrant Agent to act as agent for the Partnership for the Warrants, and the Warrant Agent hereby accepts such appointment and agrees to perform the same in accordance with the terms and conditions set forth in this Agreement.

2.               Warrants.

2.1.                              Issuance of Warrants.  Each Warrant shall be issued in registered, or at the instruction of the Partnership, in global, form, shall be in substantially the form of Exhibit A hereto, the provisions of which are incorporated herein and shall be signed by or bear the facsimile signature of the Chief Executive Officer of the Partnership. In the event the person whose facsimile signature has been placed upon any Warrant Certificate shall have ceased to serve in the capacity in which such person signed the Warrant Certificate before such Warrant Certificate is issued, it may be issued with the same effect as if he or she had not ceased to be such at the date of issuance.

2.2.                              Effect of Countersignature.  Unless and until signed by the Partnership and countersigned by the Warrant Agent pursuant to this Agreement, a Warrant Certificate shall be invalid and of no effect and may not be exercised by the holder thereof.

2.3.                              Warrant Register.  The Warrant Agent shall maintain books (the “Warrant Register”), for the registration of original issuance and the registration of transfer of the Warrants. Upon the initial issuance of the Warrants, the Warrant Agent shall issue and register the Warrants in the names of the respective holders thereof in such denominations and otherwise in accordance with instructions delivered to the Warrant Agent by the Partnership.

2.4.                              Registered Holder.  Prior to due presentment for registration of transfer of any Warrant, the Partnership and the Warrant Agent may deem and treat the person or entity in whose name such Warrant shall be registered upon the Warrant Register (the “registered holder”), as the absolute owner of such Warrant and of each Warrant represented thereby (notwithstanding any notation of ownership or other writing on the Warrant Certificate made by anyone other than the Partnership or the Warrant Agent), for the purpose of any exercise thereof, and for all other purposes, and neither the Partnership nor the Warrant Agent shall be affected by any notice to the contrary.

3.               Duration, Exercise of Warrants and Exercise Price.

3.1.                              Exercise Price.  Each Warrant shall, when countersigned by the Warrant Agent, entitle the registered holder thereof, subject to the provisions of such Warrant and of this Agreement, to purchase from the Partnership, the number of Common Units stated therein, at the price of $6.00 per Common Unit, subject to the adjustments provided in Section 4 hereof and in the last sentence of this Section 3.1. The term “Exercise Price” as used in this Agreement refers to the price per share at which one Common Unit may be purchased at the time a Warrant is exercised. The Partnership in its sole discretion may lower the Exercise Price at any time prior to the Expiration Date; provided, however, that the Partnership will provide notice to registered holders of the Warrants and to the Warrant Agent in the manner provided in Section 8.2 of such reduction of not less than 20 days prior to such reduction.

3.2.                              Duration of Warrants.  Subject to the terms and conditions established herein, the Warrants shall expire at 5:00 p.m., New York City, New York time, on May 15, 2012 (the “Expiration Date”).  Each Warrant may be exercised on each Exercise Date (as defined below) occurring on or prior to the Expiration Date. Any Warrant not exercised on or prior to the Expiration Date shall become void, and all rights of the holder under the Warrant and under this Agreement shall cease.

3.3.                              Exercise, Exercise Price, Settlement and Delivery.

3.3.1.                     Subject to the provisions of this Agreement, a holder of each Warrant shall have the right to purchase from the Partnership at any time from 9:00 a.m. until 11:59 p.m., New York City Time, on each March 15, May 15, August 15 and November 15 (each, an “Exercise Date”) on or prior to the Expiration Date one Common Unit, at the Exercise Price for each Common Unit purchased upon the exercise of the Warrants.

If an Exercise Date shall fall on a day which is not a Business Day, then a holder of each Warrant shall instead be entitled to exercise such purchase right on the next succeeding Business Day.

“Business Day” shall mean any day on which (i) banks in New York City, New York are open for business, (ii) the principal national securities exchange or market on which the Common Units are listed or admitted to trading is open for business and (iii) the principal national securities exchange or market, if any, on which the Warrants are listed or admitted to trading are open for business.

3.3.2.                     Warrants may be exercised on each Exercise Date (or the next succeeding Business Day, if applicable) by (i) surrendering at the office of the Warrant Agent the Warrant Certificate evidencing such Warrants with the form of election to purchase Common Units set forth on the reverse side of the Warrant Certificate duly completed and signed by the registered holder or holders thereof or by the duly appointed legal representative thereof or by a duly authorized attorney, and (ii) paying in full the aggregate Exercise Price by check or by wire transfer for each such Warrant exercised and any other amounts required to be paid pursuant hereto.  All Warrant Certificates surrendered to the Warrant Agent, including under Section 5, shall be promptly cancelled by the Warrant Agent and shall not be reissued by the Partnership.  The Warrant Agent shall retain such certificates as provided in the Securities and Exchange Commission’s regulations.

3.3.3.                     No payment of adjustment shall be made on account of any distributions on the Common Units issued upon exercise of a Warrant.

3.3.4.                     As soon as practicable after the exercise of any Warrant and the clearance of the funds in payment of the Exercise Price, the Partnership shall issue to the registered holder of such Warrant a certificate or certificates for the number of Common Units to which such registered holder is entitled, registered in such name or names as may be directed by him, her or it, and if such Warrant shall not have been exercised in full, a new countersigned Warrant for the number of shares as to which such Warrant shall not have been exercised. In no event will the Partnership be required to net cash settle the Warrant exercise.  As a result, any or all of the Warrants may expire worthless.

3.3.5.                     Each person in whose name any such certificate for Common Units is issued shall for all purposes be deemed to have become the holder of record of such units on the date on which the Warrant was surrendered and payment of the Exercise Price was made, irrespective of the date of delivery of such certificate, except that, if the date of such surrender and payment is a date when the unit transfer books of the Partnership are closed, such person shall be deemed to have become the holder of such units at the close of business on the next succeeding date on which the unit transfer books are open.

4.               Adjustments.

4.1.                              The number and kind of Common Units issuable upon the exercise of Warrants and the Exercise Price shall be subject to adjustment from time to time upon the happening of certain events, as follows:

4.1.1.                     Unit Distributions and Splits.  If the Partnership, at any time while the Warrants are outstanding, (i) makes a distribution on its common units that is payable in common units, (ii) subdivides outstanding common units into a larger number, or (iii) combines outstanding common units into a smaller number, then in each such case the Exercise Price shall be multiplied by a fraction of which the numerator shall be the number of common units issued and outstanding immediately before such event and of which the denominator shall be the number of common units outstanding immediately after such event. Any adjustment made pursuant to clause (i) of this paragraph shall become effective immediately after the record date for the determination of unitholders entitled to receive such distribution, and any adjustment pursuant to clause (ii) or (iii) of this paragraph shall become effective immediately after the effective date of such subdivision or combination.  Simultaneously with any adjustment to the Exercise Price pursuant to this paragraph, the number of Common Units that may be purchased upon exercise of a Warrant shall be increased or decreased proportionately, as applicable, so that after such adjustment the aggregate Exercise Price payable hereunder for the Common Units shall be the same as the aggregate Exercise Price in effect immediately prior to such adjustment.

4.1.2.                     Fundamental Transaction.  If, at any time while the Warrants are outstanding, (A) the Partnership effects any merger or consolidation of the Partnership with or into (whether or not the Partnership is the surviving entity) another person or (B) the Partnership effects any sale, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, in each of cases (A) and (B) above, pursuant to which its common units are effectively converted into or exchanged for other securities, cash or property (other than as a result of a subdivision or combination of common units described in Section 5.01(a)) (in any such case, a “Fundamental Transaction”), then each holder of a Warrant shall have the right thereafter to receive, upon exercise of a Warrant, the same amount and kind of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of the number of Common Units then issuable upon exercise in full of such Warrant.

4.2.                              Calculations.  All calculations shall be made to the nearest cent.  If a distribution, subdivision or combination of common units would otherwise result in the issuance of fractional Common Units, each fractional Common Unit shall be rounded up or down to the nearest whole Common Unit.  The adjustments required by Section 4.1 shall be made whenever and as often as any specified event requiring an adjustment shall occur, except that no adjustment of the Exercise Price that would otherwise be required shall be made unless and until such adjustment either by itself or with other adjustments not previously made increases or decreases the Exercise Price immediately prior to the making of such adjustment by at least 1%.  Any adjustment representing a change of less than such minimum amount (except as aforesaid) shall be carried forward and made as soon as such adjustment, together with other adjustments required by Section 4.1 and not previously made, would result in such minimum adjustment.

4.3.                              Notices to Warrant Holders.  Upon the occurrence of each adjustment, the Partnership at its expense will promptly compute such adjustment in accordance with the terms hereof and prepare a certificate of the Treasurer of the Partnership setting forth such adjustment, including a statement of the adjusted Exercise Price and adjusted number or type of securities, cash or property issuable upon exercise of the Warrants (as applicable), describing the transactions giving rise to such adjustments and showing in detail the facts upon which such adjustment is based. The Partnership will promptly deliver a copy of each such certificate to the Warrant Agent, who shall be entitled to rely on such certificate, and the Partnership shall cause the Warrant Agent to distribute such certificate to each holder of a Warrant.

5.               Transfer and Exchange of Warrants.

5.1.                              Registration of Transfer.  The Warrant Agent shall register the transfer, from time to time, of any outstanding Warrant Certificate upon the Warrant Register, upon surrender of such Warrant Certificate for transfer, properly endorsed with signatures properly guaranteed and accompanied by appropriate instructions for transfer. Upon any such transfer, a new Warrant Certificate representing an equal aggregate number of Warrants shall be issued and the old Warrant Certificate shall be cancelled by the Warrant Agent. The Warrants so cancelled shall be delivered by the Warrant Agent to the Partnership from time to time upon request.

5.2.                              Procedure for Surrender of Warrants.  Warrant Certificates may be surrendered to the Warrant Agent, together with a written request for exchange or transfer, and thereupon the Warrant Agent shall issue in exchange therefor one or more new Warrant Certificates as requested by the registered holder of the Warrant Certificates so surrendered, representing an equal aggregate number of Warrants.

5.3.                              Fractional Warrants.  The Warrant Agent shall not be required to effect any registration of transfer or exchange which will result in the issuance of a warrant certificate for a fraction of a Warrant.

5.4.                              Service Charges.  No service charge shall be made for any exchange or registration of transfer of Warrants.

5.5.                              Warrant Execution and Countersignature.  The Warrant Agent is hereby authorized to countersign and to deliver, in accordance with the terms of this Agreement, the Warrants required to be issued pursuant to the provisions of this Section 5, and the Partnership, whenever required by the Warrant Agent, will supply the Warrant Agent with Warrants duly executed on behalf of the Partnership for such purpose.

6.               Other Provisions Relating to Rights of Holders of Warrants.

6.1.                              No Rights as Unitholder.  A Warrant does not entitle the registered holder thereof to any of the rights of a unitholder of the Partnership, including, without limitation, the right to receive distributions, exercise any preemptive rights to vote or to consent or to receive notice as unitholders in respect of the meetings of unitholders or the election of directors of the general partner of the general partner of the Partnership or any other matter.

6.2.                              Lost, Stolen, Mutilated or Destroyed Warrants.  If any Warrant is lost, stolen, mutilated, or destroyed, the Partnership and the Warrant Agent may on such terms as to indemnity or otherwise as they may in their discretion impose (which shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new Warrant of like denomination, tenor, and date as the Warrant so lost, stolen, mutilated, or destroyed. Any such new Warrant shall constitute a substitute contractual obligation of the Partnership, whether or not the allegedly lost, stolen, mutilated, or destroyed Warrant shall be at any time enforceable by anyone.

6.3.                              Reservation of Common Units.  The Partnership shall at all times reserve and keep available a number of its authorized but unissued common units that will be sufficient to permit the exercise in full of all outstanding Warrants issued pursuant to this Agreement.

7.               Concerning the Warrant Agent and Other Matters.

7.1.                              Payment of Taxes.  The Partnership will from time to time promptly pay all taxes and charges that may be imposed upon the Partnership or the Warrant Agent in respect of the issuance or delivery of Common Units upon the exercise of Warrants, but the Partnership shall not be obligated to pay any transfer taxes in respect of the Warrants or such units.

7.2.                              Resignation, Consolidation or Merger of Warrant Agent.

7.2.1.                     Appointment of Successor Warrant Agent.  The Warrant Agent, or any successor to it hereafter appointed, may resign its duties and be discharged from all further duties and liabilities hereunder after giving sixty (60) days’ notice in writing to the Partnership. If the office of the Warrant Agent becomes vacant by resignation or incapacity to act or otherwise, the Partnership shall appoint in writing a successor Warrant Agent in place of the Warrant Agent. If the Partnership shall fail to make such appointment within a period of 30 days after it has been notified in writing of such resignation or incapacity by the Warrant Agent or by the holder of a Warrant (who shall, with such notice, submit his Warrant for inspection by the Partnership), then the holder of any Warrant may apply to the Supreme Court of the State of New York for the County of New York for the appointment of a successor Warrant Agent at the Partnership’s cost. Any successor Warrant Agent, whether appointed by the Partnership or by such court, shall be a corporation organized and existing under the laws of the State of New York, in good standing and having its principal office in the State of New York, and authorized under such laws to exercise corporate trust powers and subject to supervision or examination by federal or state authority. After appointment, any successor Warrant Agent shall be vested with all the authority, powers, rights, immunities, duties, and obligations of its predecessor Warrant Agent with like effect as if originally named as Warrant Agent hereunder, without any further act or deed; but if for any reason it becomes necessary or appropriate, the predecessor Warrant Agent shall execute and deliver, at the expense of the Partnership, an instrument transferring to such successor Warrant Agent all the authority, powers, and rights of such predecessor Warrant Agent hereunder; and upon request of any successor Warrant Agent the Partnership shall make, execute, acknowledge, and deliver any and all instruments in writing for more fully and effectually vesting in and confirming to such successor Warrant Agent all such authority, powers, rights, immunities, duties, and obligations.

7.2.2.                     Notice of Successor Warrant Agent.  In the event a successor Warrant Agent shall be appointed, the Partnership shall give notice thereof to the predecessor Warrant Agent not later than the effective date of any such appointment.

7.2.3.                     Merger or Consolidation of Warrant Agent.  Any corporation into which the Warrant Agent may be merged or with which it may be consolidated or any corporation resulting from any merger or consolidation to which the Warrant Agent shall be a party shall be the successor Warrant Agent under this Agreement without any further act.

7.3.                              Fees and Expenses of Warrant Agent.

7.3.1.                     Remuneration.  Except as otherwise provided in Section 5.4, the Partnership agrees to pay the Warrant Agent in accordance with the terms of the Warrant Agent Services Fee proposal entered into between the Partnership and the Warrant Agent on May 26, 2010.

7.3.2.                     Further Assurances.  The Partnership agrees to perform, execute, acknowledge, and deliver or cause to be performed, executed, acknowledged, and delivered all such further and other acts, instruments, and assurances as may reasonably be required by the Warrant Agent for the carrying out or performing of the provisions of this Agreement.

7.4.                              Liability of Warrant Agent.

7.4.1.                     Reliance on Partnership Statement.  Whenever in the performance of its duties under this Agreement, the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Partnership prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a statement signed by the Chief Executive Officer, Chief Financial Officer or General Counsel of the Partnership and delivered to the Warrant Agent. The Warrant Agent may rely upon such statement for any action taken or suffered in good faith by it pursuant to the provisions of this Agreement.

7.4.2.                     Indemnity.  The Warrant Agent shall be liable hereunder only for its own negligence, willful misconduct or bad faith. The Partnership agrees to indemnify the Warrant Agent and save it harmless against any and all liabilities, including judgments, costs and reasonable counsel fees, for anything done or omitted by the Warrant Agent in the execution of this Agreement except as a result of the Warrant Agent’s negligence, willful misconduct, or bad faith.  The obligations of the Partnership under this Section 7.4.2 shall survive the exercise and the expiration of the Warrants.

7.4.3.                     Exclusions.  The Warrant Agent shall have no responsibility with respect to the validity of this Agreement or with respect to the validity or execution of any Warrant (except its countersignature thereof); nor shall it be responsible for any breach by the Partnership of any covenant or condition contained in this Agreement or in any Warrant; nor shall it be responsible to make any adjustments required under the provisions of Section 4 hereof or responsible for the manner, method, or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment; nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any Common Units to be issued pursuant to this Agreement or any Warrant.

7.5.                              Acceptance of Agency.  The Warrant Agent hereby accepts the agency established by this Agreement and agrees to perform the same upon the terms and conditions herein set forth and among other things, shall account promptly to the Partnership with respect to Warrants exercised and concurrently account for, and pay to the Partnership, all moneys received by the Warrant Agent for the purchase of Common Units through the exercise of Warrants.

8.               Miscellaneous.

8.1.                              Successors.  All the covenants and provisions of this Agreement by or for the benefit of the Partnership or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.

8.2.                              Notices.  All notices hereunder to the parties hereto shall be deemed to have been given when sent by certified or registered mail, postage prepaid, or by telex or telecopy, confirmed by first class mail, postage prepaid, addressed to any party hereto as follows:

To the Partnership:                                          Eagle Rock Energy Partners, L.P.
1415 Louisiana Street
The Wedge Tower, Suite 2700
Houston, Texas 77002
Fax: (281) 408-1302
Attention: General Counsel

To the Warrant Agent:                      American Stock Transfer & Trust Company, LLC
59 Maiden Lane
New York, N.Y. 10038
Attention: Joe Alicia
Telephone: (718) 921-8200
Fax: (718) 236-4588

or at any other address of which either of the foregoing shall have notified the other in writing.

8.3.                              Applicable Law.  The validity, interpretation, and performance of this Agreement and of the Warrants shall be governed in all respects by the laws of the State of Delaware, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The Partnership hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of Delaware or the United States District Court for the District of Delaware, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The Partnership hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenience forum. Any such process or summons to be served upon the Partnership may be served by transmitting a copy thereof by registered or certified mail, return receipt requested, postage prepaid, addressed to it at the address set forth in Section 8.2 hereof. Such mailing shall be deemed personal service and shall be legal and binding upon the Partnership in any action, proceeding or claim.

8.4.                              Persons Having Rights Under This Agreement.  Nothing in this Agreement expressed and nothing that may be implied from any of the provisions hereof is intended, or shall be construed, to confer upon, or give to, any person or corporation other than the parties hereto and the registered holders of the Warrants any right, remedy, or claim under or by reason of this Warrant Agreement or of any covenant, condition, stipulation, promise, or agreement hereof. All covenants, conditions, stipulations, promises, and agreements contained in this Warrant Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors and assigns and of the registered holders of the Warrants.  Each registered holder, by acceptance of a Warrant Certificate, agrees to all of the terms and provisions of this Agreement applicable thereto.

8.5.                              Examination of Warrant Agreement.  A copy of this Agreement shall be available at all reasonable times at the office of the Warrant Agent for inspection by the registered holder of any Warrant. The Warrant Agent may require any such holder to submit his Warrant for inspection by it.

8.6.                              Counterparts.  This Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

8.7.                              Effect of Headings.  The Section headings herein are for convenience only and are not part of this Warrant Agreement and shall not affect the interpretation thereof.

8.8.                              Amendments.  This Agreement may be amended by the parties hereto without the consent of any registered holder for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective provision contained herein or adding or changing any other provisions with respect to matters or questions arising under this Agreement as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the interest of the registered holders. All other modifications or amendments, including any amendment to increase the Exercise Price or change an Exercise Date, shall require the written consent of the registered holders of a majority of the then outstanding Warrants. Notwithstanding the foregoing, the Partnership may lower the Exercise Price or extend the duration of the Exercise Period pursuant to Sections 3.1 and 3.2, respectively, without the consent of the registered holders.

8.9.                              Severability.  This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the day and year first above written.

EAGLE ROCK ENERGY PARTNERS, L.P.

By its general partner, Eagle Rock Energy GP, L.P.

By its general partner, Eagle Rock Energy G&P, LLC

By:
Name:	Charles C. Boettcher
Title:	Senior Vice President and General Counsel

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC
as Warrant Agent

By:
Name:
Title:

EXHIBIT A

[FORM OF WARRANT CERTIFICATE]

[FACE]

[Unless and until it is exchanged in whole or in part for Warrants in certificated form, this Warrant may not be transferred except as a whole by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. Unless this certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation (“DTC”), to the issuer or its agent for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or such other name as requested by an authorized representative of DTC (and any payment is made to Cede & Co. or such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.(1)]

No. [ ]	[ ] Warrants

CUSIP No. 26985R 120

WARRANT CERTIFICATE

EAGLE ROCK ENERGY PARTNERS, L.P.

This Warrant Certificate certifies that [                  ], or registered assigns, is the registered holder of Warrants (the “Warrants”) expiring May 15, 2012 (the “Expiration Date”) to purchase common units representing limited partner interests (the “Common Units”) of Eagle Rock Energy Partners, L.P., a Delaware limited partnership (the “Partnership”).  Each Warrant entitles the registered holder upon exercise at any time from 9:00 a.m. until 11:59 p.m. New York City Time, on each of March 15, May 15, August 15 and November 15 (the “Exercise Dates”) prior to and including the Expiration Date, to receive from the Partnership one fully paid and nonassessable Common Unit (the “Warrant Unit”) at the initial exercise price (the “Exercise Price”) of $6.00 per Warrant Unit payable upon surrender of this Warrant Certificate, with the form of election to purchase set forth herein properly completed and executed, together with payment of the Exercise Price (or through “cashless exercise” if permitted by the Warrant Agreement) at the office or agency of American Stock Transfer & Trust Company, LLC, as warrant agent (the “Warrant Agent”), subject to the conditions set forth herein and in the Warrant Agreement between the Partnership and the Warrant Agent. The Exercise Price and number of Common Units issuable upon exercise of the Warrants are subject to adjustment upon the occurrence of certain events set forth in the Warrant Agreement.

If an Exercise Date shall fall on a day which is not a Business Day, then a holder of each Warrant shall instead be entitled to exercise such purchase right on the next succeeding Business Day.

“Business Day” shall mean any day on which (i) banks in New York City, New York are open for business, (ii) the principal national securities exchange or market on which the Common Units are listed or admitted to trading is open for business and (iii) the principal national securities exchange or market, if any, on which the Warrants are listed or admitted to trading are open for business.

Notwithstanding anything to the contrary in the foregoing, no Warrant may be exercised after 5:00 p.m., New York City Time, on the Expiration Date (i.e., the final Exercise Date), and to the extent not exercised by such time such Warrants shall become void.

(1) This paragraph is to be included only if the Warrant is in global form.

No fraction of a Common Unit will be issued upon any exercise of a Warrant.  If the holder of a Warrant would be entitled to receive a fraction of a Common Unit upon any exercise of a Warrant, the Partnership shall, upon such exercise, round up or down to the nearest whole number the number of Common Units to be issued to such holder.

Upon any exercise of the Warrant for less than the total number of Units provided for herein, there shall be issued to the registered holder or the registered holder’s assignee a new Warrant Certificate covering the number of Units for which the Warrant has not been exercised.

Warrant Certificates, when surrendered at the office of the Warrant Agent by the registered holder hereof in person or by attorney duly authorized in writing, may be exchanged in the manner and subject to the limitations provided in the Warrant Agreement, but without payment of any service charge, for another Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants.

Upon due presentment for registration of transfer of the Warrant Certificate at the office of the Warrant Agent, a new Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants shall be issued to the transferee in exchange for this Warrant Certificate, subject to the limitations provided in the Warrant Agreement, without charge except for any applicable tax or governmental charge.

The Partnership and the Warrant Agent may deem and treat the registered holder as the absolute owner of this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone other than the Partnership or the Warrant Agent) for the purpose of any exercise hereof, and for all other purposes, and neither the Partnership nor the Warrant Agent shall be affected by any notice to the contrary.

This Warrant Certificate does not entitle the registered holder to any of the rights of a unitholder of the Partnership.

This Warrant Certificate shall not be valid unless countersigned by the Warrant Agent.

This Warrant Certificate shall be governed by and construed in accordance with the internal laws of the State of Delaware.

IN WITNESS WHEREOF, the Partnership has caused this Warrant Certificate to be signed below.

Dated:

EAGLE ROCK ENERGY PARTNERS, L.P.

By its general partner, Eagle Rock Energy GP, L.P.

By its general partner, Eagle Rock Energy G&P, LLC

By:
Name: Joseph A. Mills
Title: Chairman and Chief Executive Officer, Director

Certificate of Authentication:

This is one of the Warrants referred to in the within mentioned Warrant Agreement:

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

as Warrant Agent

By:
Authorized Signatory

[Form of Election to Purchase]

(To Be Executed Upon Exercise of Warrant)

The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, to receive                      Common Units and herewith tenders payment in full for such Common Units to the order of EAGLE ROCK ENERGY PARTNERS, L.P., in the amount of $                     in accordance with the terms hereof.

The undersigned requests that a certificate for such Common Units be registered in the name of                                         , whose address is                                           and that such Common Units be delivered to                     , whose address is                                         .  If said number of Common Units is less than all of the Common Units purchasable hereunder, the undersigned requests that a new Warrant Certificate representing the remaining balance of such Common Units be registered in the name of                                         , whose address is                                          , and that such Warrant Certificate be delivered to                                    whose address is                                                     .

Dated:

Name of holder of Warrant Certificate:
(Please Print)

Tax Identification or Social Security Number:

Address:

Signature:

Note:      The above signature must correspond with the name as written upon the face of this Warrant Certificate in every particular, without alteration or enlargement or any change whatever.

Dated:

[FORM OF ASSIGNMENT]

For value received                                                        hereby sells, assigns and transfers unto                                                         the within Warrant Certificate, together with all right, title and interest therein, and does hereby irrevocably constitute and appoint attorney, to transfer said Warrant Certificate on the books of the within-named Partnership, with full power of substitution in the premises.

Dated:

Signature:

Note:      The above signature must correspond with the name as written upon the face of this Warrant Certificate in every particular, without alteration or enlargement or any change whatever.

SCHEDULE OF EXCHANGES OF CERTIFICATED WARRANTS(2)

The following exchanges of a part of this Global Warrant for certificated Warrants have been made:

Date of Exchange	Amount of decrease in Number of Warrants of this Global Warrant	Amount of increase in Number of Warrants of this Global Warrant	Number of Warrants of this Global Warrant following such decrease (or increase)	Signature of authorized officer of Warrant Agent

(2) This is to be included only if the Warrant is in global form.

CERTIFICATE TO BE DELIVERED UPON EXCHANGE

OR REGISTRATION OF TRANSFER OF WARRANTS

Re:          Warrants (the “Warrants”) to Purchase Common Units of Eagle Rock Energy Partners, L.P.

This Certificate relates to                    Warrants held in* book-entry or*                        certificated form by                          (the “Transferor”).

The Transferor: *

☐            has requested the Warrant Agent by written order to deliver in exchange for its beneficial interest in the Global Warrant held by the Depositary a Warrant or Warrants in definitive, registered form of authorized denominations and an aggregate number equal to its beneficial interest in such Global Warrant (or the portion thereof indicated above); or

☐            has requested the Warrant Agent by written order to exchange or register the transfer of a Warrant or Warrants.

In connection with such request and in respect of each such Warrant, the Transferor does hereby certify that the Transferor is familiar with the Warrant Agreement relating to the above captioned Warrants and the procedures for transfer thereof as provided in such Warrant Agreement, and that the transfer of this Warrant does not require registration under the Securities Act of 1933.

[INSERT NAME OF TRANSFEROR]

Date:	By:

*Check applicable box.